Exhibit 23.1





                         INDEPENDENT AUDITORS' CONSENT


The  Board  of  Directors
Club  Corporation  International:

We consent to incorporation by reference in the registration statements (Nos. 33-96568, 33-89818 and 333-08041) on Form S-8 of Club Corporation
International of our report dated February 21, 1997, except as to the twenty-eighth and twenty-ninth paragraphs of Note 1 which are as of January 16, 1998, relating to the consolidated balance sheet of Club Corporation International and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. Our report on the consolidated financial statements refers to a change in 1995 in the method of accounting for impairment of long-lived assets and to a retroactive change in the method of accounting for membership deposits and the restatement of the consolidated financial statements for this change.


KPMG  Peat  Marwick  LLP

Dallas,  Texas
February  5,  1998